Exhibit 23.2

                        Consent of Independent Accountant




     I hereby consent to the use of my report, dated February 28, 2000 on the balance sheet of Pipeline Data Inc. as of December 31, 1998 and December 31, 1999 and for the period from inception, June 23, 1997 to December 31, 1999 and the related statements of operations, cash flows and shareholders' equity for the years ended December 31, 1998 and December 31, 1999, in the Registration Statement on Form SB-2 and the related Prospectus of Pipeline Data Inc. for the registration of its common stock, class A redeemable warrants, and class B redeemable warrants.

/s/ Thomas P. Monahan
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Thomas P. Monahan
April 12, 2000